China Health Holding Announce Stock Dividends
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BEIJING Feb 28th, 2006 (Business Wire). China Health Holding (OTCBB: CHHH.OB), a
developer, marketer and manufacturer of natural herbal supplement products based on traditional Chinese Medicine, the Company and the Founder/CEO, Julianna Lu,announced today that it has declared an in-kind dividend of 1 share of common stock for every 4 shares of common stock held by shareholders of record at the close of business on February 28, 2006. Stock certificates will be mailed to all shareholders without further action on their part on or about March 17, 2006. Fractional shares resulting from the stock dividend will be rounded down to the nearest share.


About China Health Holding, Inc.
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China Health Holding, Inc., incorporated in 2002, is a developer, marketer and manufacturer of Innovative Enhanced Traditional Chinese Medicinal herbal supplement product lines. The Company's product lines also include dietary food supplements that are helpful in strengthening the immune system and cardio-cerebral vascular function as well as promoting overall physical and mental health.

The Company plans to introduce a line of natural skin care and cosmetic products as well as to develop new products based on its knowledge of traditional Chinese medical practice. Please visit China Health Holding, Inc.'s website www.chinahealthholding.com for Company Profile details.

Safe Harbor

To the extent that statements in the press releases are not strictly historical, including statements as to revenue projections, business strategy, outlook, objectives, future milestones, plans, intentions, goals, future financial conditions, future collaboration agreements, the success of the Company's development, events conditioned on stockholder or other approval, or otherwise as to future events, such statements are forward-looking, All forward-looking statements, whether written or oral, and whether made by or on behalf of the company, are expressly qualified by the cautionary statements and any other cautionary statements which may accompany the forward-looking statements, and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements contained in this

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release are subject to certain risks and uncertainties that could cause actual results to differ materially from the statements made. Other important factors that could cause actual results to differ materially include the following: business conditions and the amount of growth in the Company's industry and general economy; competitive factors; ability to attract and retain personnel; the price of the Company's stock; and the risk factors set forth from time to time in the Company's SEC reports, including but not limited to its annual report on Form 10-KSB; its quarterly reports on Forms 10-QSB; and any reports on Form 8-K. In addition, the company disclaims any obligation to update or correct any forward-looking statements in all the Company's press releases to reflect events or circumstances after the date hereof.
Contact:

China Health Holding, Inc. (USA) (BeiJing, PR China

Julianna Lu, The President/CEO
01186-1314-696-8838

James H. Simpson Corporate Communications
1-778-893-8909, 1-604-608-6788,
www.chinahealthholding.com; info@chinahealthholding.com